Registration No. 333-_______




                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                           ______________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                       _____________________

                    Imagica Entertainment, Inc.
                  (F/K/A Ranger International, Inc.)
          (Exact name of registrant as specified in its charter)

        Florida                                        59-2762999
 State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

  1518 SW 12th Avenue Ocala, Florida                     34474
(Address of principal executive office)                (Zip Code)


                           Robert Wormser
                        1518 SW 12th Avenue
                        Ocala, Florida 34474
                           (352) 867-7860
(Name, address and telephone number, including area code, of agent for service)

                          _______________


   Independent Consulting Services Agreements with Tod Lotz and Mark Schultz.
                     (Full Title of the Plan)

                         _______________

                 CALCULATION OF REGISTRATION FEE

   Title           Amount to be   Proposed maximum    Proposed maximum        Amount of
of Securities       registered     offering price    aggregate offering    Registration fee
                                     per share<F1>      price <F1>
Common Stock,        475,000          $2.37             $1,125,750             $388.19
par value $.001

<F1> The price stated above is estimated solely for the purpose of calculation of registration fee and is based on the average of the high and low prices paid for a share of the Company's
Common Stock on July 9, 1996.

PART I

Item 1.     Plan Information


Consulting Services Agreements

     The Independent Consulting Services Agreement entered into June 12, 1996, between Imagica(trademark) Entertainment, Inc. (the "Company") and Tod Lotz (the "Consultant") requires the Company to pay Consultant 325,000 shares of the Company's Common Stock as compensation for consulting services. Under the terms of the Independent Consulting Services Agreement, Consultant has agreed to render Public relations and long term planning services to the Company. The Common Shares are fully vested at the time of issuance.

     The Independent Consulting Services Agreement entered into July 10,
1996, between Imagica(trademark) Entertainment, Inc. (the "Company") and
Mark Schultz (the "Consultant") requires the Company to pay Consultant 150,000 shares of the Company's Common Stock as compensation for consulting services. Under the terms of the Independent Consulting Services
Agreement, Consultant has agreed to render Public relations and long term planning services to the Company. The Common Shares are fully vested at the time of issuance.

Item 2.     Registrant Information and Employee Plan Annual Information

     Plan participants may obtain, without charge, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement; these documents are incorporated by reference in the Section 10(a) prospectus which is a part of this Registration Statement. Plan participants may also obtain, without charge, upon written or oral request, any other documents required to be delivered to employees pursuant to Rule 428(b). All requests for documents should be directed to: Imagica Entertainment, Inc., Attention: President, 1518 SW 12th Avenue,Ocala, Florida 34474 (352) 867-7860.

PART II

Item 3.     Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement, and are made a part hereof:

(a) The Registrant's latest annual report for the year ended May 31, 1995, on Form 10-KSB filed on or about January 4, 1996, and Registrant's latest annual report, as amended, for the year ended May 31, 1995, on Form 10-KSB/A filed on or about January 5, 1996.

(b) The Registrant's latest quarterly reports for the quarters ended August 31, 1995, November 30, 1995, and February 29, 1996, on Form 10-QSB filed on or about January 4, 1996; January 13, 1996; April 10, 1996, respectively.

(c) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-SBK referred to in paragraph (a) above.

(d) The descriptions of the registrant's securities which are contained in its registration statements filed under section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

All reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.     Description of Securities.

Not Applicable.


Item 5.     Interests of Named Experts and Counsel.

Not Applicable.

Item 6.     Indemnification of Officers and Directors.

     The By-Laws of the Company, contain a provision under which the officers and directors of the Company would be indemnified to the full extent permitted by law. Also, Sec. 607.0850, Fla. Stat. (1995), permits indemnification against expenses actually and reasonably incurred by a director, officer, employee or agent to the extent that such person has been successful in the defense of a matter eligible for indemnification under the statute. Under certain circumstances, expenses may be paid by a corporation in advance, subject to repayment, unless the defendant ultimately is determined to be ineligible for indemnification. In addition, the statute permits a corporation to indemnify directors and officers against certain liabilities and to purchase and maintain director and officer liability and reimbursement insurance against liabilities, whether or not the corporation would have the power of indemnification against such liabilities.

Item 7.     Exemption from Registration Claimed.

Not Applicable.

Item 8.     Exhibits.
                                                                           Page
     (4) Instruments defining the rights of security holders, including indentures
          (a)  Independent Consulting Services Agreement between
               Imagica Entertainment, Inc.. and Tod Lotz dated June 12, 1996.
          (b)  Independent Consulting Services Agreement between
               Imagica Entertainment, Inc.. and Robert Ruben dated June 14, 1996.

     (5)  Opinion re legality
    (15)  Letter re unaudited interim financial information                None
    (24)  Consents of experts and counsel
          (a)  Consent of BDO Seidman
          (b)  Consent of Bruce Brashear, Esq.

    (28)  Additional exhibits                                              None
    (29)  Information from reports furnished to state
          insurance regulatory authorities                                 None

Item 9.     Undertakings.

     (a)The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933 treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies it has reasonable ground to believe it meets all the requirements for filing on Form S-8 and has duly caused same to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocala, State of Florida, on the 10th day of July, 1996.

         IMAGICA ENTERTAINMENT, Inc.

         By:/s/Robert S. Wormser
             Robert S. Wormser,
             President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony M. Pallante his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done on or about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on the dates indicated.

           Signature                            Title



/s/ Robert S. Wormser                     Chairman of the Board and Director
Robert S. Wormser

Date: July 10, 1996


/s/ William J. White                      Director
William J. White

Date: July 10, 1996